EXHIBIT 99.1

Clearfield Reports Fiscal First Quarter 2023 Results

  Revenue for the First Quarter of Fiscal 2023 Grew 68% Year-over-Year to $86 Million.

  Net Income for the First Quarter of Fiscal 2023 Totaled $14.3 Million, or $1.00 per Diluted Share, an Improvement of 37% from $10.4 Million, or $0.75 per Diluted Share, in the First Quarter of Fiscal 2022.

  Ongoing Lead Time Improvements Strengthen the Company’s Position to Serve Robust Long-term Customer Demand.

  Company Reaffirms Fiscal 2023 Net Sales Guidance Range of $380 to $393 Million, Representing 40% to 45% Growth Over Record Fiscal Year 2022.

  Company Introduces Fiscal 2023 Net Income Guidance Range of $4.30 to $4.50 a Share.

MINNEAPOLIS, Feb. 02, 2023 (GLOBE NEWSWIRE) --  Clearfield, Inc. (NASDAQ: CLFD), a leader in fiber connectivity, reported results for the fiscal first quarter of 2023.

Fiscal Q1 2023 Financial Summary
(in millions except per share data and percentages)	Q1 2023	vs. Q1 2022	Change	Change (%)
Net Sales	$85.9	$51.1	$34.8	68%

Gross Profit ($)	$30.6	$23.0	$7.7	33%
Gross Profit (%)	35.7%	44.9%	-9.3%	-21%

Income from Operations	$17.9	$13.0	$4.8	37%
Income Tax Expense	$3.7	$2.8	$0.9	33%

Net Income	$14.3	$10.4	$3.9	37%
Net Income per Diluted Share	$1.00	$0.75	$0.25	33%

Management Commentary
“Our strong financial performance in the fiscal first quarter of 2023 reflects our continued execution on our strategic growth plan, as well as the ongoing demand tailwinds for high-speed broadband,” said Company President and CEO Cheri Beranek. “Our net sales increased 68% year-over-year to $86 million, with year-over-year revenue growth across each of our core end markets. As we make further progress on each tenet of our LEAP strategic plan, we aim to strengthen our existing competitive advantages and build the necessary scale to address the long-term demand runway for fiber-fed broadband deployments. Based upon consideration of the expected investments and impact of our progress on our LEAP strategic plan, as well as our ability to manage countervailing headwinds that could develop in customer ordering patterns and component sourcing, we are reiterating our previously stated revenue guidance for fiscal year 2023. In addition, we are introducing fiscal year 2023 net income guidance of $4.30 to $4.50 a share.

“As high-speed broadband access becomes essential for all communities, we have worked to expand our market leadership in underserved rural broadband. In addition to leveraging our craft-friendly products and facilitating efficient, cost-effective customer deployments, we have focused on improving our product delivery lead times, which was a key area of industry leadership for us before the onset of the COVID-19 pandemic. Where pandemic-fueled supply constraints held some product lead times to a range of 10 to 12 months, Clearfield is now targeting lead times in the range of eight to ten weeks. We have already reached this range across most product lines with the exception of active cabinets, which have been negatively impacted by the longer lead times associated with power conditioning subcomponents used in their manufacturing process.

“Our work to optimize lead times comes as customer order cycles return to pre-COVID patterns, but at post-COVID volumes. Over the past three years, our backlog grew as customers placed advance orders to ensure supply availability. By contrast, our customers have moved to staging less equipment in their yards and have now begun ordering according to more normalized, seasonally driven deployment schedules. We believe this trend will continue in 2023 as customers re-adjust their order planning to our improved product lead times and try to match their order timing to their deployment schedules.

Consistent with the return to this traditional ordering and delivery pattern, we anticipate approximately 40% of our expected revenue in the first six months of our fiscal year and 60% in the second half. We believe long-term demand remains exceptionally strong. Nearly all of our customers are indicating an increase in the number of homes they are passing and connecting in comparison to the previous year. In addition, the increasing number of service providers we serve is exciting. We believe our lead time progress will remain a more meaningful measure of our operational performance going forward. Accordingly, we will focus on this metric in lieu of reporting on backlog in future quarters.

“The appetite for high-speed broadband communications has never been greater and shows no sign of subsiding in the years ahead. We remain committed to bolstering our existing infrastructure and market leadership position to address near-term demand, as well as prepare for the gradual, longer-term tailwinds from state and federal funding that have yet to be a meaningful part of revenue. As we progress further into fiscal year 2023, we aim to strengthen our momentum and continue to scale to maximize the ease, speed, and cost efficiency of our customers’ fiber deployments.”

First Quarter of Fiscal 2023 Financial Results
Net sales for the first quarter of fiscal 2023 increased 68% to $86 million from $51 million in the same year-ago quarter. Clearfield organic revenue grew to $78 million, representing an increase of 53%, while Nestor Cables generated $8 million in revenue. The increase in organic net sales was due to higher demand for the Company’s products across its core end markets, particularly in Community Broadband, Multiple System Operator (“MSO” or Cable TV) and National Carrier markets, consistent with the Company’s past quarters of fiscal 2022.

As of December 31, 2022, order backlog (defined as purchase orders received but not yet fulfilled) was $136 million, a decrease of 17% compared to $165 million as of September 30, 2022 and an increase of $35 million or 34% over December 31, 2021. The sequential decrease was due to the Company’s ability to fulfill the customers’ orders more quickly and the return of seasonal ordering patterns by our customers.

Gross profit for the first quarter of fiscal 2023 was $31 million, or 35.7% of net sales, compared to $23 million, or 44.9% of net sales in the first quarter of fiscal 2022. Our gross profit was affected by our investments to increase capacity for additional growth in the coming quarters and years. These investments include the increased facility costs associated with the addition of the Company’s new Minnesota and Mexico facilities that came on board late in the second quarter of fiscal 2022, and the continued expansion to outfit these facilities. The Company continues its investment in cable manufacturing at its Mexico facility in conjunction with the Nestor Cables acquisition, which is expected to be operational in our second fiscal quarter. Gross profit was also affected by a full quarter of lower gross profit realized in our Nestor Cables cable manufacturing business. The Company expects to operate at these gross profit percentage levels for several quarters with improving margins as revenue levels increase later this calendar year.

Operating expenses for the first quarter of fiscal 2023 increased 29% to $13 million, or 15% of net sales, from $10 million, or 19% of net sales in the same year-ago quarter. The increase in operating expenses reflects the first full quarter of Nestor Cables operating expenses, as well as higher compensation costs, travel and entertainment, stock compensation and professional fees.

Income tax expense for the first quarter of fiscal 2023 increased 33% to $3.7 million due to higher taxable income, with an effective tax rate of 20.6%, as compared to $2.8 million, with an effective tax rate of 21.1%.

Net income for the first quarter of fiscal 2023 totaled $14.3 million, or $1.00 per diluted share, compared to $10.4 million, or $0.75 per diluted share, in the same year-ago quarter. The increase in net income per diluted share was due to the higher net income for the first quarter of fiscal 2023, partially offset by the higher number of diluted shares for the first quarter of fiscal 2023 of 14,284,847 as compared to 13,897,787 for the first quarter of fiscal 2022.

Conference Call
Clearfield management will hold a conference call today, February 2, 2023, at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263
Conference ID: 13735394

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through February 16, 2023.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13735394

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center, and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, anticipated shipping on backlog and future lead times, future availability of components and materials from the Company’s supply chain, future availability of labor impacting our customers’ network builds, the impact of the Rural Digital Opportunity Fund (RDOF) or other government programs on the demand for the Company’s products or timing of customer orders, the Company’s ability to add capacity to meet expected future demand, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: adverse global economic conditions and geopolitical issues could have a negative effect on our business, and results of operations and financial condition; our planned growth may strain our business infrastructure, which could adversely affect our operations and financial condition; the acquisition of Nestor Cables and integration activities could adversely affect our operating results; the COVID-19 pandemic has significantly impacted worldwide economic conditions and could have a material adverse effect on our business, financial condition and operating results; we rely on single-source suppliers, which could cause delays, increase costs or prevent us from completing customer orders; fluctuations in product and labor costs which may not be able to be passed on to customers that could decrease margins; we depend on the availability of sufficient supply of certain materials, such as fiber optic cable and resins for plastics, and global disruptions in the supply chain for these materials could prevent us from meeting customer demand for our products; we rely on our manufacturing operations to produce product to ship to customers and manufacturing constraints and disruptions could result in decreased future revenue; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent on key personnel; cyber-security incidents on our information technology systems, including ransomware, data breaches or computer viruses, could disrupt our business operations, damage our reputation, and potentially lead to litigation; our business is dependent on interdependent management information systems; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; changes in government funding programs may cause our customers and prospective customers to delay, reduce, or accelerate purchases, leading to unpredictable and irregular purchase cycles; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our success depends upon adequate protection of our patent and intellectual property rights; if the telecommunications market does not expand as we expect, our business may not grow as fast as we expect; we face risks associated with expanding our sales outside of the United States; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2022 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Matt Glover and Jackie Keshner
Gateway Group, Inc.
1-949-574-3860
CLFD@gatewayir.com

CLEARFIELD, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended
	December 31,
	2022	2021

Net sales	$85,942	$51,109

Cost of sales	55,293	28,137

Gross profit	30,649	22,972

Operating expenses
Selling, general and
administrative	12,759	9,923
Income from operations	17,890	13,049

Net investment income	303	120
Interest expense	(243)	-
Income before income taxes	17,950	13,169

Income tax expense	3,695	2,780

Net income	$14,255	$10,389

Net income per share:
Basic	$1.01	$0.76
Diluted	$1.00	$0.75

Weighted average shares outstanding:
Basic	14,165,550	13,743,503
Diluted	14,284,847	13,897,787

CLEARFIELD, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	(Unaudited)
	December 31,	September 30,
	2022	2022
Assets
Current Assets
Cash and cash equivalents	$30,313	$16,650
Short-term investments	117,538	5,802
Accounts receivable, net	55,139	53,704
Inventories, net	89,705	82,208
Other current assets	1,450	1,758
Total current assets	294,145	160,122

Property, plant and equipment, net	19,730	18,229

Other Assets
Long-term investments	10,293	22,747
Goodwill	6,545	6,402
Intangible assets, net	6,488	6,376
Right of use lease assets	12,638	13,256
Deferred tax asset	1,090	1,414
Other	867	582
Total other assets	37,921	50,777
Total Assets	$351,797	$229,128

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of lease liability	$3,475	$3,385
Accounts payable	18,366	24,118
Accrued compensation	6,867	13,619
Accrued expenses	12,436	6,181
Factoring liability	4,178	4,391
Total current liabilities	45,322	51,694

Other Liabilities
Long-term debt	2,132	18,666
Long-term portion of lease liability	9,706	10,412
Deferred tax liability	756	774
Total Liabilities	57,914	81,546

Shareholders’ Equity
Common stock	152	138
Additional paid-in capital	185,404	54,539
Accumulated other comprehensive loss	(733)	(1,898)
Retained earnings	109,058	94,803
Total Shareholders’ Equity	293,881	147,582
Total Liabilities and Shareholders’ Equity	$351,797	$229,128

CLEARFIELD, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN THOUSANDS)

	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2022	2021
Cash flows from operating activities
Net income	$14,255	$10,389
Adjustments to reconcile net income to cash provided
by (used in) operating activities:
Depreciation and amortization	1,353	639
Amortization of discount on investments	(218)	(11)
Deferred income taxes	(80)	-
Stock-based compensation expense	660	440
Changes in operating assets and liabilities
Accounts receivable	(549)	3,108
Inventories, net	(6,505)	(16,049)
Other assets	(176)	(300)
Accounts payable and accrued expenses	(7,637)	1,750
Net cash provided by (used in) operating activities	1,103	(34)

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(2,213)	(2,051)
Purchase of investments	(98,881)	(248)
Proceeds from sales and maturities of investments	-	1,980
Net cash used in investing activities	(101,094)	(319)

Cash flows from financing activities:
Repayment of long-term debt	(16,700)	-
Proceeds from issuance of common stock under	299	249
employee stock purchase plan
Repurchase of shares for payment of withholding taxes	(954)	(274)
for stock grants
Tax withholding and proceeds related to exercise of stock options	(342)	(156)
Issuance of stock under equity compensation plans	954	-
Net proceeds from issuance of common stock	130,262	-
Net cash provided by (used in) financing activities	113,519	(181)

Effect of exchange rates on cash	135	-
Increase (Decrease) in cash and cash equivalents	13,663	(534)
Cash and cash equivalents, beginning of period	16,650	13,216
Cash and cash equivalents, end of period	$30,313	$12,682

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$-	$-
Cash paid for interest	$205	$-

Non-cash financing activities
Cashless exercise of stock options	$431	$93